UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 15, 2008 (May 9, 2008)

TRANSMERIDIAN EXPLORATION INCORPORATED

(Exact name of registrant as specified in its charter)

Delaware	000-50715	76-0644935
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

5847 San Felipe, Suite 4300 Houston, Texas	77057
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (713) 458-1100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Nicolas J. Evanoff, Vice President, General Counsel and Secretary of Transmeridian Exploration Incorporated (the “Company”), entered into a separation agreement on May 9, 2008 with the Company, effective October 1, 2007, pursuant to which Mr. Evanoff agreed to resign as Vice President, General Counsel and Secretary of the Company not later than May 31, 2008. Mr. Evanoff will remain employed by the Company for a period of time (ending on or before December 31, 2008) in a consulting capacity. While employed as a consultant, Mr. Evanoff will not be entitled to health or welfare benefits, but will be reimbursed for expenses incurred in accordance with Company policies and will receive a monthly consulting fee of $9,167 and continue to vest in any outstanding stock options and equity awards that he holds. In addition, Mr. Evanoff will be paid a lump sum of $73,336 for past and continuing services, payable on or before May 31, 2008.

In the event of a “change in ownership or effective control,” as defined in Section 409A of the Internal Revenue Code and applicable U.S. Treasury pronouncements, that occurs within a specified period of time, or a “separation from service” under U.S. Treasury regulations before a change of control (other than as a result of voluntary resignation), Mr. Evanoff will receive a lump sum payment equal to $480,000 and will automatically become fully vested in outstanding stock options and equity awards.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRANSMERIDIAN EXPLORATION INCORPORATED

Date: May 15, 2008	By:	/s/ Earl W. McNeil
	Name:	Earl W. McNeil
	Title:	Vice President and Chief Financial Officer